Exhibit 3.2

AMENDED AND RESTATED BY-LAWS (REGLEMENT)

of

SLB LIMITED (SLB N.V.)

(the “Company”)

(Certain provisions of these By-Laws correspond to provisions contained in the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), and any amendment of such provisions of the By-Laws is subject to an appropriate amendment of the Articles of Incorporation. These By-Laws constitute a reglement as referred to in Article 2:1.7 of the Curaçao Civil Code.)

ARTICLE I

STOCKHOLDERS

SECTION 1.1 Place of Meetings; Chair of Meetings

All annual general meetings of stockholders (“Annual Meetings”) and all special general meetings of stockholders (“Special Meetings”) shall be held in Curaçao. All such meetings shall be presided over by the Chair or, in his or her absence or disability, by a Chair designated by the board of directors of the Company (the “Board”), or in the absence of such designation, by a Chair chosen at the meeting.

SECTION 1.2 Annual Meetings

Annual Meetings shall be held within the period required by applicable law, on a date determined from year to year by the Board, for the purpose of electing directors, reporting on the course of business during the preceding fiscal year, approving of the balance sheet and the profit and loss accounts for the preceding fiscal year, and for any other purposes required by law, and for such additional purposes as may be specified in the notice of such meeting.

SECTION 1.3 Special Meetings

Special Meetings may be called at any time by the Company (upon the direction of the Chair, the Vice Chair, the Chief Executive Officer, the President or the Board), or in the manner provided in Article 2:130 of the Civil Code of Curaçao, or by one or more stockholders who (a) meet the requirements of Article 11.3 of the Articles of Incorporation, and (b) deliver to the Secretary of the Company one or more written requests setting forth the information required under Section 1.9(b) of these By-Laws (each a “Special Meeting Request”).

SECTION 1.4 Notice of Meeting

All notices of Annual Meetings and of Special Meetings shall state the matters to be considered at the meeting. Written notice of general meetings of stockholders, whether Annual Meetings or Special Meetings, stating the time and place of the meeting, shall be given not fewer than 20 and not more than 60 days prior to the date of the meeting in question.

SECTION 1.5 Closing of Transfer Books or Fixing of Record Date

For the purpose of determining stockholders entitled to notice of, or to vote at, any general meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights with respect to any change, conversion or exchange of shares, or in order to make a determination of stockholders for any other proper purpose, the Board may provide that the stock transfer books shall be closed for a stated period or that a record date be fixed. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of, or to vote at, a general meeting of stockholders, such books shall be closed for at least 10 days but not to exceed, in any case, 60 days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than 60 days and, in case of a general meeting of stockholders, not fewer than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a general meeting of stockholders, or stockholders entitled to receive payment of a dividend or other distribution or allotment, the date on which notice of the meeting is mailed or the date on which the resolution of the Board declaring such dividend or other distribution or allotment is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any general meeting of stockholders has been made as herein provided, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of stock transfer books, and the stated period of closing has expired.

SECTION 1.6 Quorum

Except as otherwise provided herein, no action may be taken at any general meeting of stockholders unless a quorum consisting of the holders of at least one-half of the outstanding shares entitling the holders thereof to vote at such meeting is present at such meeting in person or by proxy. If a quorum is not present in person or by proxy at any general meeting of stockholders, a second general meeting shall be called in the same manner as such original meeting of stockholders, to be held within 2 months, at which second meeting, regardless of the number of shares represented (but subject to the provisions of Articles 18, 19 and 21 of the Articles of Incorporation), valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the notice of such second meeting or which, by law, is required to be brought before the stockholders despite the absence of a quorum. Subject to the provisions of Articles 18, 19 and 21 of the Articles of Incorporation, a vote in favor by a majority of the votes cast (excluding any abstentions) shall be necessary to adopt any resolution at any general meeting of stockholders.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

SECTION 1.7 Buy Out

Any one person, or any two or more legal entities belonging to the same group, holding shares representing at least 90% of the equity of the Company, can require the remaining stockholders to transfer their shares as provided by and in accordance with the provisions of Article 2:250 of the Civil Code of Curaçao.

SECTION 1.8 Notices

Without limiting the manner by which notice otherwise may be given effectively to stockholders or directors, any notice given by the Company will be effective if given by a form of electronic transmission. Whenever a notice or any other communication is required to be delivered under these By-Laws to the Secretary of the Company, such delivery will be effective if delivered to the Secretary at the principal executive office of the Company in Houston, Texas. All notices will be deemed given: (a) if by facsimile telecommunication, when transmitted to a number at which the recipient has consented to receive notice; (b) if by electronic mail, when sent or transmitted to an electronic mail address at which the recipient has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the recipient of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when sent or transmitted to the recipient. An affidavit that the notice has been given by a form of electronic transmission will, in the absence of fraud or bad faith, be prima facie evidence of the facts stated therein.

For purposes of these By-Laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof. Any notice that is delivered by mail shall be deemed to be given when deposited in the mail, postage pre-paid, and directed to the recipient at his or her address as it appears on the records of the Company.

SECTION 1.9 Notice of Stockholder Business and Nominations

(a) Annual Meeting of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an Annual Meeting only (A) by or at the direction of the Board, (B) by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 1.9(a) is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.9(a), or (C) in the case of stockholder nominations to be included in the Company’s proxy statement for an Annual Meeting, by an Eligible Stockholder (as defined below) who satisfies the notice, ownership and other requirements of Section 1.10 below.

(ii) For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to Section 1.9(a)(i)(B), the stockholder must have given timely notice thereof in writing to the Secretary of the Company and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely under this Section 1.9(a)(ii), a stockholder’s notice must be delivered to and received by the Secretary, by hand or by certified or registered mail, return receipt requested, not later than the close of business (as defined in Section 1.9(d)(ii) below) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the date on which public announcement (as defined in Section 1.9(d)(ii) below) of the date of such meeting is first made by the Company. In no event will an adjournment or recess of an Annual Meeting, or a postponement of an Annual Meeting for which notice of the meeting has already been given to stockholders or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) Such stockholder’s notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or re-election as a director,

(1) the name, birth date and year, principal occupation, citizenship and country of residence of such person, and all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 1.9 if such candidate for nomination were a Proposing Person (as defined below);

(3) all information with respect to such candidate for nomination that is required by Section 1.11 below;

(4) a description of any direct or indirect material interest in any material contract or agreement between or among any Proposing Person, on the one hand, and each director nominee or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the director nominee were a director or executive officer of such registrant; and

(5) any such additional information as may be reasonably required by the Company to determine the eligibility of such person to serve as a director of the Company;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A (or any successor provision) under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;

(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:

(1) the name and address of such stockholder, as they appear on the Company’s books, and the name and address of such beneficial owner;

(2) (i) the class or series and number of shares of stock of the Company that are owned of record by such stockholder and such beneficial owner, (ii) the date or dates such shares were acquired; (iii) the investment intent of such acquisition and (iv) any pledge by such stockholder with respect to any of such shares and;

(3) a written representation that the stockholder (or a qualified representative (as defined in Section 1.9(d)(i) below) of the stockholder) intends to appear in person or by proxy at the meeting to make such nomination or propose such business;

(D) as to (i) the stockholder giving the notice, (ii) if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, (iii) if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”), and (iv) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation (clauses (i) through (iv) shall each be referred to as a “Proposing Person”):

(1) (i) the class or series and number of shares of stock of the Company that are beneficially owned (as defined in Section 1.9(d)(iii) below) by such Proposing Person, (ii) the date or dates such shares were acquired; (iii) the investment intent of such acquisition and (iv) any pledge by such Proposing Person with respect to any of such shares;

(2) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such Proposing Person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable);

(3) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Company; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer;

(4) any proportionate interest in shares of the Company or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (i) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (ii) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(5) any performance-related fees (other than an asset-based fee) that such Proposing Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Company or a Synthetic Equity Position;

(6) a description of any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company;

(7) a description of any other material relationship between such Proposing Person, on the one hand, and the Company or any affiliate of the Company, on the other hand;

(8) a description of any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Company or any affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(9) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

(10) a representation that such Proposing Person intends or is part of a group which intends to (i) deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect any nominee, as applicable and (ii) otherwise solicit, as applicable, (x) stockholders in support of such proposal or (y) holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act.

(iv) The Board may request that any Proposing Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person shall provide such additional information within ten days after it has been requested by the Board.

(v) This Section 1.9(a) shall not apply to a stockholder (A) if the stockholder has notified the Company of his, her or its intention to present a stockholder proposal at an Annual Meeting or Special Meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and (B) such stockholder proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting.

(b) Special Meeting of Stockholders.

(i) Only such business shall be conducted at a Special Meeting as shall have been brought before the meeting pursuant to the Company’s notice of meeting. A Special Meeting Request delivered to the Secretary of the Company pursuant to Section 1.3 shall: (A) state the business (including the identity of nominees for election as a director, if any) proposed to be acted on at the meeting; (B) bear the date of signature of each stockholder (or duly authorized agent) submitting the Special Meeting Request; (C) set forth the information required by Section 1.9(a)(ii) with respect to director nominations and any other business proposed to be presented at the Special Meeting, and with respect to each stockholder requesting the meeting and each other person (including any beneficial owner) on whose behalf the stockholder is acting, other than stockholders or beneficial owners who have provided such request solely in response to solicitation materials filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Exchange Act Rule 14a-6; and (D) include documentary evidence that the requesting stockholders own the requisite percentage as of the ownership record date; provided, however, that if the requesting stockholders are not the beneficial owners of the shares representing the requisite percentage, then to be valid, the Special Meeting Request must also include documentary evidence of the number of shares owned by the beneficial owners on whose behalf the Special Meeting Request is made as of the ownership record date.

(ii) In the event the Company calls a Special Meeting (other than a stockholder-requested Special Meeting) for the purpose of electing one or more directors to the Board, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the stockholder delivers a notice setting forth the information required by Section 1.9(a)(ii) with respect to the director nomination(s), and as to such stockholder and each other person (including any beneficial owner) on whose behalf the stockholder is acting, and such notice is delivered to the Secretary (A) not earlier than the close of business on the 120th day prior to such Special Meeting and not later than the close of business on the later of the 90th day prior to such Special Meeting or (B) the 10th day following the day on which public announcement is first made of the date of the Special Meeting and of the nominees proposed by the Board to be elected at such meeting. In no event will an adjournment, recess or postponement of a Special Meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) Notwithstanding any other provision of these By-Laws, in the case of a stockholder-requested Special Meeting, no stockholder may nominate a person for election to the Board or propose any other business to be considered at the meeting, except pursuant to the written request(s) delivered for such meeting pursuant to Section 1.3.

(c) Duty to Update and Supplement. Any Proposing Person or candidate for election as a director of the Company at an Annual Meeting or Special Meeting shall update and supplement its notice to the Company, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.9 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed to and received by, the Secretary not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 1.9 or any other Section of these By-laws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination, or to submit any new proposal or nomination, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of stockholders.

(d) General.

(i) Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 1.9 or Section 1.10 shall be eligible to be elected at any general meeting of stockholders of the Company to serve as directors and only such other business shall be conducted at such meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.9. Except as otherwise required by law, each of the Chair or the chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.9 or Section 1.10, as applicable (including whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a)(ii)(D)(4) of this Section 1.9). If any proposed nomination or other business is not in compliance with this Section 1.9 or Section 1.10, as applicable, then except as otherwise required by law, the chair of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 1.9 or Section 1.10, unless otherwise required by law, or otherwise determined by the Chair or the chair of the meeting, if the stockholder does not provide the information required under clauses (a)(ii)(C)(2) and (a)(ii)(D)(1)-(3) of this Section 1.9 to the Company within the time frames specified herein, or if the stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting or Special Meeting to present a nomination or other business, such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies with respect to such vote may have been received by the Company. To be considered a “qualified representative” of a stockholder, a person must provide evidence that they are a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) and delivered to the Secretary of the Company or to the chair of the meeting prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at such general meeting of stockholders.

(ii) For purposes of this Section 1.9, “close of business” means 6:00 p.m. local time at the principal executive office of the Company in Houston, Texas on any calendar day, whether or not the day is a business day, and a “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(iii) For purposes of clause (a)(ii)(D)(1) of this Section 1.9, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder, or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others, or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(iv) In addition to the requirements of this Section 1.9 with respect to any nomination proposed to be made at a meeting, each stockholder providing notice as to nominations pursuant to this Section 1.9 shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 1.9, unless otherwise required by law, (A) no such stockholder shall solicit proxies in support of director nominees other than the Company’s nominees unless such stockholder has compiled with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Company of notices required thereunder in a timely manner and (B) if such stockholder (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Company of notices required thereunder in a timely manner, then the Company shall disregard any proxies or votes solicited for such stockholder’s director nominees. If any such stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Company, no later than five business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(v) Notwithstanding anything to the contrary in this Section 1.9, in no event may a stockholder provide timely notice with respect to a greater number of director candidates than are subject to election by stockholders at the Annual Meeting or Special Meeting, as applicable.

SECTION 1.10 Proxy Access for Director Nominations

(a) Eligibility. Subject to the terms and conditions of these By-Laws, in connection with an Annual Meeting at which directors are to be elected, the Company shall include in its proxy statement for an Annual Meeting the names of and the “Required Information” (as defined in Section 1.10(b)(iv) below) relating to an Authorized Number (as defined in Section 1.10(b)(i) below) of nominees for election to the Board submitted pursuant to this Section 1.10 (each, a “Stockholder Nominee”), if:

(i) the Stockholder Nominee satisfies the eligibility requirements in this Section 1.10;

(ii) the Stockholder Nominee is identified in a timely written notice that satisfies this Section 1.10 (the “Stockholder Notice”) and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined in Section 1.10(b)(ii) below);

(iii) the Eligible Stockholder satisfies the requirements in this Section 1.10 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Company’s proxy materials; and

(iv) the additional requirements of these By-Laws are met.

(b) Definitions.

(i) Authorized Number. The maximum number of Stockholder Nominees that may be included in the Company’s proxy materials pursuant to this Section 1.10 with respect to an Annual Meeting (the “Authorized Number”) must not exceed the greater of (A) two (2) or (B) twenty percent (20%) of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 1.10 with respect to the Annual Meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided, however, that the Authorized Number shall be reduced (A) by the number of directors in office or director nominees that in either case will be included in the Company’s proxy materials with respect to the Annual Meeting as an unopposed (by the Company) nominee pursuant to an agreement, arrangement or other understanding between the Company and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by the stockholder or group of stockholders, from the Company), provided that the Authorized Number shall not be reduced below one (1) pursuant to this clause (A), and (B) by any nominees who were previously elected to the Board as Stockholder Nominees at any of the preceding two Annual Meeting and who are nominated for election at the Annual Meeting by the Board as a Board nominee. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the Annual Meeting and the Board resolves to reduce the size of the Board in connection therewith, the Authorized Number shall be calculated based on the number of directors in office as so reduced.

(ii) Eligible Stockholder.

(A) To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 1.10 must:

(1) Own and have Owned (each as defined in Section 1.10(b)(iii) below), continuously for at least three years as of the date of the Stockholder Notice, a number of shares that represents at least three percent (3%) of the issued and outstanding shares of the Company that are entitled to vote generally in the election of directors as of the date of the Stockholder Notice (the “Required Shares”), and

(2) thereafter continue to Own the Required Shares through such Annual Meeting and satisfy the notice, ownership and other requirements of this Section 1.10.

(B) For purposes of satisfying the ownership requirements of this Section 1.10(b)(ii), a group of not more than 20 stockholders and beneficial owners may aggregate the number of shares of the Company that are entitled to vote generally in the election of directors that each group member has individually Owned continuously for at least three years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 1.10 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 1.10.

(C) A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are (1) under common management and investment control, (2) under common management and funded primarily by the same employer, or (3) part of a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. For purposes of this Section 1.10, the terms “affiliate” and “affiliates” have the meanings ascribed to such terms under the rules and regulations promulgated under the Exchange Act.

(iii) Determination of Ownership. For purposes of this Section 1.10 of the By-Laws:

(A) A stockholder or beneficial owner is deemed to “Own” only those outstanding shares of the Company that are entitled to vote generally in the election of directors as to which the person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (A) and (B) will not include any shares (1) sold by such person in any transaction that has not been settled or closed, including any short sale, (2) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company that are entitled to vote generally in the election of directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of either (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (1) through (3), the term “person” includes his, her or its affiliates.

(B) A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.

(C) A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares in the ordinary course of business if the person has the power to recall the loaned shares on not more than five business days’ notice and (1) the person recalls the loaned shares within five business days of being notified that its Stockholder Nominee is expected to be included in the Company’s proxy materials for the relevant Annual Meeting and (2) the person continuously holds the recalled shares through and as of the date of the Annual Meeting.

(iv) Required Information. For purposes of this Section 1.10, the “Required Information” referred to in Section 1.10(a) that the Company will include in its proxy statement is:

(A) the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Company’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(B) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Company’s proxy statement for the Annual Meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 1.10, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 1.10 shall limit the Company’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(c) Stockholder Notice and Other Information Requirements.

(i) The Stockholder Notice shall set forth all information, representations and agreements required under Section 1.9(a)(ii), above, including the information required with respect to (i) any nominee for election as a director, (ii) any stockholder giving notice of an intent to nominate a candidate for election, and (iii) any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 1.10. In addition, such Stockholder Notice must include:

(A) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act;

(B) a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC:

(1) setting forth and certifying to the number of shares of the Company that are entitled to vote generally in the election of directors the Eligible Stockholder Owns and has Owned (as defined in Section 1.10(b)(iii)) continuously for at least three years as of the date of the Stockholder Notice, and

(2) agreeing to continue to Own such shares through the Annual Meeting;

(C) one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 1.10;

(D) the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Company, setting forth the following additional agreements, representations and warranties:

(1) it shall provide (a) within five business days after the record date for the Annual Meeting both the information required under Section 1.9(a)(ii)(C) and Section 1.9(a)(ii)(D) and statement in writing certifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (b) immediate notice to the Company if the Eligible Stockholder ceases to Own any of the Required Shares prior to the Annual Meeting,

(2) it (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not currently have this intent, (b) has not nominated and shall not nominate for election to the Board at the Annual Meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 1.10, (c) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the Annual Meeting other than its Stockholder Nominee(s) or any nominee(s) of the Board, and (d) shall not distribute to any stockholder any form of proxy for the Annual Meeting other than the form distributed by the Company, and

(3) it will (a) assume all liability for any legal or regulatory violation, and indemnify and hold harmless the Company and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees, in each case arising out of stemming from the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible Stockholder provided to the Company, (b) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the Annual Meeting, (c) file with the SEC any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Company’s Annual Meeting, one or more of the Company’s directors or director nominees or any Stockholder Nominee, regardless of whether the filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for the materials under Exchange Act Regulation 14A, and (d) at the request of the Company, promptly, but in any event within five business days after such request (or by the day prior to the day of the Annual Meeting, if earlier), provide to the Company such additional information as reasonably requested by the Company.

(E) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Company demonstrating that the number of stockholders or beneficial owners, or both, within such group does not exceed 20, including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 1.10(b)(ii).

All information provided pursuant to this Section 1.10(c)(i) shall be deemed part of the Stockholder Notice for purposes of this Section 1.10.

(ii) To be timely under this Section 1.10, the Stockholder Notice must be delivered by a stockholder to the Secretary of the Company not later than the close of business (as defined in Section 1.9(d)(ii) above) on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date (as stated in the Company’s proxy materials) the definitive proxy statement was first released to stockholders in connection with the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is more than 30 days before or after the anniversary of the previous year’s Annual Meeting, or if no Annual Meeting was held in the preceding year, to be timely, the Stockholder Notice must be so delivered not earlier than the close of business on the 150th day prior to such Annual Meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the day on which public announcement (as defined in Section 1.9(d)(ii) above) of the date of such meeting is first made by the Company. In no event shall an adjournment or recess of an Annual Meeting, or a postponement of an Annual Meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.

(iii) At the request of the Company, the Stockholder Nominee must promptly, but in any event within five business days after such request, submit all completed and signed questionnaires required of the Company’s nominees and provide to the Company such other information as it may reasonably request. The Company may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee satisfies the requirements of this Section 1.10.

(iv) In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Company or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 1.10.

(d) Proxy Access Procedures.

(i) Notwithstanding anything to the contrary contained in this Section 1.10, the Company may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies with respect to such vote may have been received by the Company, if:

(A) the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 1.10, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 1.10 was not, when provided, true, correct and complete, or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these By-Laws, including, but not limited to, its obligations under this Section 1.10,

(B) the Stockholder Nominee (1) is not independent under New York Stock Exchange (the “NYSE”) listing standards, any applicable rules of the SEC or the Company’s Corporate Governance Guidelines; (2) does not qualify as independent under the audit committee independence requirements set forth in the rules of the NYSE, as a “non-employee director” under Exchange Act Rule 16b-3 (or any successor provision), or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (3) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended; (4) is or has been, within the past three years, an officer, director or employee of the Eligible Stockholder nominating such person; (5) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years; or (6) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended,

(C) the Company has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements for stockholder nominees for director in Section 1.9(a), or

(D) the election of the Stockholder Nominee to the Board would cause the Company to violate its Articles of Incorporation, these By-Laws, or any applicable law, rule, regulation or listing standard.

(ii) An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 1.10 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Company’s proxy materials, and include such assigned rank in its Stockholder Notice submitted to the Company. If the number of Stockholder Nominees submitted by all Eligible Stockholders pursuant to this Section 1.10 for a particular Annual Meeting exceeds the Authorized Number, the Stockholder Nominees to be included in the Company’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements of this Section 1.10 shall be selected from each Eligible Stockholder for inclusion in the Company’s proxy materials until the Authorized Number is reached, going in order of the number (largest to smallest) of shares of the Company each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Company and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 1.10 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 1.10 thereafter is nominated by the Board, but thereafter is not included in the Company’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 1.10), no other nominee or nominees shall be included in the Company’s proxy materials or otherwise submitted for election as a director at the applicable Annual Meeting in substitution for such Stockholder Nominee.

(iii) Any Stockholder Nominee who is included in the Company’s proxy materials for a particular Annual Meeting but either (A) withdraws from or becomes ineligible or unavailable for election at the Annual Meeting for any reason, including for the failure to comply with any provision of these By-Laws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (B) does not receive a number of votes cast in favor of his or her election at least equal to twenty-five percent (25%) of the shares present in person or represented by proxy and entitled to vote in the election of directors, shall be ineligible to be a Stockholder Nominee pursuant to this Section 1.10 for the next two Annual Meetings.

(iv) Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law or otherwise determined by the chair of the meeting or the Board, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 1.9(d)(i)) does not appear at the Annual Meeting to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies with respect to the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Company.

(v) Without limiting the Board’s power and authority to interpret any other provisions of these By-Laws, the Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 1.10 and to make any and all determinations necessary or advisable to apply this Section 1.10 to any persons, facts or circumstances, in each case acting in good faith.

(vi) Except as otherwise required by applicable law, this Section 1.10 shall be the exclusive method for stockholders to include nominees for director election in the Company’s proxy materials.

SECTION 1.11 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(a) To be eligible to be a candidate for election as a director of the Company at an Annual Meeting or Special Meeting, a candidate must be nominated in the manner prescribed in Section 1.9 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Company:

(i) a completed written questionnaire (in the form provided by the Company upon written request of any stockholder of record) with respect to the background, qualifications, stock ownership and independence of each director nominee;

(ii) a written representation and agreement (in the form provided by the Company upon written request of any stockholder of record) of each director nominee, which shall be signed by each nominee and wherein such nominee shall represent and agree that such nominee: (A) consents to being named as a nominee (and, if nominated pursuant to Section 1.10, to being named in the Company’s proxy statement and form of proxy as a nominee) and to serving as a director if elected, and intends to serve as a director for the full term until the next meeting for which such person is standing for election if elected, (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity (1) as to how the nominee, if elected as a director, shall act or vote on any issue or question that has not been disclosed to the Company in such representation, or (2) that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a stockholder nominee that has not been disclosed to the Company, and is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director, (D) if elected as a director, shall comply with all of the Company’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Company policies and guidelines applicable to directors, and (E) if elected as director of the Company, intends to serve the entire term until the next meeting at which such candidate would face re-election; and

(iii) all information required by the Company to determine whether each nominee: (A) is independent under NYSE listing standards, any applicable rules of the SEC or the Company’s Corporate Governance Guidelines; (B) qualifies as independent under the audit committee independence requirements set forth in the rules of the NYSE, as a “non-employee director” under Exchange Act Rule 16b-3 (or any successor provision), or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (C) is or has been, within the past three years, an officer, director or employee of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended; (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten years; and (E) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended.

(b) The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Such proposed candidate for nomination shall provide such additional information within ten days after it has been requested by the Board. In addition, the Board may require any proposed candidate for nomination as a director to submit to interviews with the Board or any committee thereof, and such candidate shall make himself or herself available for any such interviews within no less than ten business days following the date of such request.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.1 General Powers

The overall management of all the affairs, property and business of the Company, including the supervision of the officers of the Company who shall directly manage the daily course of affairs of the Company, shall be vested in a Board who shall have and may exercise all powers except such as are exclusively conferred upon stockholders by law or by the Articles of Incorporation of the Company as from time to time amended. The Board may delegate such of its powers as it deems appropriate to committees consisting of one or more members of the Board and to the officers and other agents of the Company.

SECTION 2.2 Chair; Vice Chair

The Chair shall be elected by the Board from among the directors. The Chair shall preside at all meetings of the Board, and shall exercise such other powers and discharge such other responsibilities as may be assigned by the Board. The Chair may but need not be an officer of, or employed in an executive or other capacity by, the Company. The Board may also elect a director of the Company to be Vice Chair. The Vice Chair shall perform such duties as may be assigned by the Chair or by the Board, and shall, in the absence or disability of the Chair, act for the Chair. The Vice Chair may but need not be an officer of, or employed in an executive or other capacity by, the Company.

SECTION 2.3 Number, Tenure and Qualifications

The directors shall, except as set forth in Section 1.9 above, be elected at an Annual Meeting by a majority of the votes cast, in person or by proxy, by the stockholders entitled to vote, except as provided in the Articles of Incorporation when the number of nominees exceeds the number of directors to be elected. The number of persons constituting the whole Board shall not be fewer than five nor more than 24, as fixed from time to time by the Board, subject to approval of stockholders of the Company at the Annual Meeting. The maximum number of persons constituting the whole Board shall, until changed at any succeeding Annual Meeting, be the number so fixed.

If the number of directors elected by stockholders is smaller than the maximum number of directors as fixed in accordance with the Articles of Incorporation, the Board shall be authorized, but not obligated, to appoint additional directors such that the total number of directors does not exceed the maximum number of directors as fixed by the Board and approved by stockholders of the Company, any such appointment to be effective until the next Annual Meeting.

Directors may be suspended or dismissed at any general meeting of stockholders. A suspension automatically terminates if the person concerned has not been dismissed within 2 months after the day of suspension. At any general meeting of stockholders at which action is taken to increase the number of the whole Board or to suspend or dismiss a director, or at any subsequent general meeting of stockholders, the stockholders may fill any vacancy or vacancies created by such action. Each director shall be elected to serve until the next Annual Meeting and until his or her successor shall be elected and qualified or until his or her death, resignation or removal. Directors need not be residents of Curaçao or stockholders of the Company.

SECTION 2.4 Meetings of the Board

The directors may hold their meetings in or outside Curaçao. Meetings may be held through telephone conference, video conference or other real time communication allowing all persons participating in the meeting to hear each other or through any other device permitted by then applicable law, and participation in a meeting through any such lawful device or arrangement shall constitute presence at such meetings. The Chair or, in the absence or disability of the Chair, the Vice Chair shall preside at their meetings. In the absence or disability of both the Chair and the Vice Chair, such meetings shall be presided over by such person as may be chosen by the Board. Regular meetings of the Board shall be held at such times as may from time to time be fixed by the Board. Notice need not be given of regular meetings of the Board held at the time fixed by the Board.

Special meetings of the Board may be held at any time upon the call of the Chair or the Vice Chair or of three directors by oral, electronic or written notice duly served on, sent or mailed to each director not less than three days before such meeting.

The first meeting of the Board following an Annual Meeting, whether a regular or special meeting of the Board, shall be an organizational meeting for the election of officers of the Company and at which any other matters may also be acted upon by the Board. Meetings may be held at any time without notice if all the directors are present or if those not present and who are entitled to notice under the provisions of this Section waive notice of the meeting in writing before or after the meeting. Matters to be acted upon by the Board at any regular or special meeting need not be specified in the notice thereof.

SECTION 2.5 Action by Directors Without Meeting

When action by the Board is required or permitted to be taken, action at a meeting may be dispensed with if all commercially reasonable efforts have been taken to notify all the directors and if three-fourths of the directors consent in writing, by telefax, electronic mail or other communication device to such action taken or being taken, and provided that all directors are promptly notified of such action taken or having been taken.

SECTION 2.6 Quorum

A majority of the whole Board shall constitute a quorum for the conduct of any business. The action of the majority of the directors present in person or by proxy, as hereinafter provided, at a meeting at which a quorum is so present shall constitute the action of the Board. Directors may in writing, by telefax, electronic mail or other communication device, appoint a proxy to act at any meeting of the Board, such proxy to be restricted, however, to the particular meeting specified therein. Such proxy must be another director of the Company, provided, however, that at any meeting of the Board a director may not act as proxy for more than one director.

SECTION 2.7 Vacancies

In the event that the office of any director becomes vacant for any reason, the remaining directors (or the remaining director, if there should be only one) may appoint one or more persons to fill the vacancy or vacancies thereby created on the Board until the next Annual Meeting, provided that, if at any time the number of directors then in office shall be reduced to less than a majority of the number constituting the whole Board, the remaining directors or director shall forthwith call a general meeting of stockholders for the purpose of filling the vacancies on the Board, and, provided further that in the event that all of the directors are prevented from or are incapable of acting as directors, the Company shall be temporarily managed by any person or persons previously appointed by the Board so to act, who shall forthwith call a general meeting of stockholders for the purpose of electing a Board. Until such general meeting of stockholders is held, the person so designated shall only take such acts of management that cannot suffer any delay. If no such general meeting of stockholders shall be called and if no such person shall have been appointed, any person or persons holding, in the aggregate, at least five percent of the outstanding shares of common stock of the Company may call a general meeting of stockholders for the purpose of electing a Board.

SECTION 2.8 Committees

(a) Committees consisting of one or more members of the Board may be established by the Board and shall have such general or limited powers or duties as the Board shall deem appropriate. A majority of any such committee composed of two or more members may determine its action at meetings and fix the time and place of its meetings, unless the Board shall otherwise provide. Meetings may be held through telephone conference, video conference or other real time communication allowing all persons participating in the meeting to hear each other or through any other device permitted by then applicable law, and participation in a meeting through any such lawful device or arrangement shall constitute presence at such meetings. When action by any committee is required or permitted to be taken, action at a meeting may be dispensed with if all members of the committee consent to such action. Members of a committee may, in writing or by telefax, electronic mail or other communication device, appoint a proxy to act at any meeting of the committee, such proxy to be restricted, however, to the particular meeting specified therein. Such proxy must be a director of the Company, provided, however, that at any committee meeting a director may not act as proxy for more than one committee member.

(b) The Board shall have power at any time to change the members of any committee, to fill vacancies thereon, and to discharge any committee.

(c) The Board shall have a standing Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and New Energy and Innovation Committee.

(d) The Board shall adopt a charter for each committee for regulating the conduct of its affairs. Such charters must be consistent with these By-Laws and the Articles of Incorporation.

SECTION 2.9 Certain Claims Involving Directors

If the Board receives a written demand by a stockholder requesting the Board to bring a legal claim on behalf of the Company against one or more directors of the Company for breach of a director’s duty to the Company under applicable law, and if the demand gives notice to the Board, of evidence of the facts necessary to support each of the claims made therein, the Board shall conduct a review and evaluation of the demand to determine whether the bringing of a legal claim as requested in the demand would be in the best interests of the Company.

The following procedural standards shall apply to the review and evaluation of the demand and determination of best interest by the Board:

(a) No director interested in one or more of the claims of breach of duty shall participate other than as described in clause (c) below, and if any of the directors interested in a claim is an officer of the Company, no director who is an officer of the Company shall participate other than as described in clause (c).

(b) The directors conducting the review and evaluation and making the determination shall be assisted by independent counsel of their choice, and such other independent agents, as they consider necessary.

(c) Any director interested in a claim shall have an adequate opportunity to present evidence and be heard by the directors making the review, evaluation and determination.

ARTICLE III

OFFICERS

SECTION 3.1 Election and Term of Office

The officers of the Company shall be elected or appointed by the Board and shall be a Chief Executive Officer, a Secretary and a Treasurer. The Board from time to time may also elect or appoint a President, a Chief Financial Officer, a Chief Accounting Officer, one or more Executive Vice Presidents, one or more Vice Presidents, and any such other officers, including assistant officers and agents, as the Board may deem advisable. Officers of the Company shall have such powers and duties as are specified in these By-Laws and such further powers and duties as are determined from time to time by the Board. Officers may but need not be directors of the Company. Two or more offices may be held by the same person, provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these By-Laws to be executed, acknowledged or verified by any two or more officers. The Board may grant general or specific authority to additional agents or to committees, giving such agents or committees such general or limited powers or duties as it may deem appropriate. All officers and agents shall serve at the pleasure of the Board and may be removed at any time by the Board, which shall have power to fill any vacancy which shall occur in any office by reason of death, resignation, removal or otherwise. Unless so removed, the terms of office of all officers and of all members of any committees of the Board shall continue until the appointment or election, as the case may be, of their successors or until the elimination of such offices or committees.

SECTION 3.2 Chief Executive Officer

The Board shall at least annually elect or appoint a Chief Executive Officer of the Company. The Chief Executive Officer shall have general executive powers, be delegated the overall responsibility for the day-to-day management of the business of the Company and the implementation of the decisions taken by the Board as relate to the strategic and operational direction of the Company. The Chief Executive shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his or her responsibility by one or more officers of the Company.

SECTION 3.3 President

The Board may, from time to time, designate an officer to the Company to be the President of the Company. The President shall exercise such powers and discharge such responsibilities as may be assigned by the Board.

SECTION 3.4 Chief Operating Officer

The Board may, from time to time, designate an officer of the Company to be the Chief Operating Officer of the Company. The Chief Operating Officer shall have general executive powers and responsibility for the day-to-day management of the operations of the Company.

SECTION 3.5 Chief Financial Officer

The Board shall at least annually elect or appoint a Chief Financial Officer of the Company. The Chief Financial Officer shall have the responsibility for formulating and managing the financial and fiscal, policies and procedures of the Company. The Chief Financial Officer shall generally perform all of the duties generally appertaining to the office of chief financial officer of a company.

SECTION 3.6 Vice Presidents

The several Vice Presidents shall do and perform all such duties and services as shall be assigned to or required of them, from time to time, by the Board, the Chair, the Vice Chair or the Chief Executive Officer, and except as otherwise prescribed by the Board, shall have such powers and duties as generally pertain to the office of a vice president of a company.

SECTION 3.7 Secretary

The Secretary shall attend to the giving of notice of all general meetings of stockholders and of the Board and shall keep and attest true records of all proceedings thereat. The Secretary shall have charge of the corporate seal and have authority to attest any and all instruments or writings to which the same may be affixed. The Secretary shall have care and custody of documents, papers and records of the Company, shall have the power to sign stock certificates, and shall supervise the keeping of a record of the stockholders of the Company. The Secretary shall generally perform all of the duties usually appertaining to the office of the secretary of a company. In the absence of the Secretary, or if the office is vacant, an Assistant Secretary shall perform the duties of the Secretary, unless otherwise decided by the Board.

SECTION 3.8 Treasurer

The Treasurer shall have the care and custody of all monies, funds and securities of the Company and shall deposit or cause to be deposited all funds of the Company in and with such depositories as the Board shall designate from time to time. The Treasurer shall have the power to sign stock certificates, to endorse for deposit or collection or otherwise all checks, drafts, notes, bills of exchange or other commercial paper payable to the Company and to give proper receipts or discharges therefor, and shall generally perform all of the duties usually appertaining to the office of the treasurer of a company. In the absence of the Treasurer, or if the office is vacant, an Assistant Treasurer shall perform the duties of the Treasurer, unless otherwise decided by the Board.

SECTION 3.9 Salaries

The salaries of the officers of the Company shall be fixed from time to time by the Compensation Committee of the Board or, in absence thereof, by the Board. No officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Company.

SECTION 3.10 Checks, Notes, etc.

All checks, drafts, notes, bills of exchange, acceptances and other instruments for the payment of money shall be signed by such officer or officers, person or persons, as may from time to time be thereunto authorized by the Board.

ARTICLE IV

SHARES OF STOCK

SECTION 4.1 Registrar and Stock Certificates

The interest of each stockholder of the Company shall be evidenced by certificates or by registration in book-entry accounts without certificates for shares of stock in such form as the appropriate officers of the Company may from time to time prescribe, provided that every stockholder shall be entitled to a certificate representing the stockholder’s ownership of shares of the Company. A register, which, provided a printed record can be produced therefrom, may be in electronic form (the “Register”), shall be kept by the Board or by a Registrar designated thereto by the Board. Each entry shall mention the name and address of the stockholder, the number of shares held and the numbers of the share certificates, if applicable, and such other information required to be included under Article 2:109 of the Civil Code of Curaçao.

The Register shall not be open for inspection by third parties or stockholders with respect to shares other than those registered in their name, except with respect to shares that have not been paid in full and except further, with respect to the Registrar, if said Registrar has been requested, or if demand of said Registrar has been made, to disclose any piece of information in the Register and failure to disclose such information would lead to liability of the Registrar.

Every transfer and devolution of a share shall be entered in the Register and every such entry shall be signed or otherwise acknowledged by or on behalf of the Board or by the Registrar. The shares of the stock of the Company shall be transferred on the books of the Company by the holder thereof in person or by his or her attorney, (a) upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the transfer and payment of any applicable transfer taxes as the Company or its agents may reasonably require, or (b) by appropriate book-entry procedures.

Each certificate shall be signed by the Chair or the Vice Chair or the President or any Vice President and by the Secretary, Assistant Secretary or the Treasurer, and bear the corporate seal or a facsimile thereof, certifying the number of shares owned by the stockholder in the Company; provided that, where such certificate is countersigned by a Registrar other than the Company, the signatures of the officers of the Company and the Registrar on such certificate may be a facsimile, engraved, stamped or printed. In case any officer or officers or Registrar who shall have signed or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers or Registrar, whether because of death, resignation or otherwise before such certificate or certificates shall have been delivered by the Company, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers or Registrar.

SECTION 4.2 Lost Certificates

In case any certificate of stock shall be lost, stolen or destroyed, the Board or any officer of the Company to whom the Board has delegated authority may authorize the Registrar to issue and register a substitute certificate in place of the certificate of stock alleged to have been lost, stolen or destroyed, and may cause such substitute certificate to be countersigned and registered by the appropriate Registrar; provided that, in each such case, the applicant for a substitute certificate shall furnish to the Company and to such of its Registrars as may require the same, evidence, satisfactory to them, of the loss, theft or destruction of such certificate and of the ownership thereof and also such security or indemnity as may by them be required.

ARTICLE V

INDEMNIFICATION

SECTION 5.1 Indemnification in Actions by Third Party

To the fullest extent permitted by applicable law, the Company shall indemnify any current or former, director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer, of the Company, or is or was a director of any subsidiary of the Company or an officer appointed or elected by the board of directors of the Company or of a subsidiary, or is or was any such officer or director of the Company or of a subsidiary of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful; provided, however, that, except with respect to proceedings to enforce rights to indemnification and advancement, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person (including claims and counterclaims, whether such counterclaims are asserted by (a) such person, or (b) the Company in a proceeding initiated by such person) only if such proceeding (or part thereof) was authorized by the Board. The Company shall indemnify any present or former officer or director of the Company to the fullest extent allowed by the preceding provisions of this Section 5.1 in the event of a “Change of Control.” “Change of Control” means a change in control of the Company which shall be deemed to have occurred if at any time (i) any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding shares without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such entity, person or organization attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

SECTION 5.2 Indemnification In Actions by or in the Right of the Company

To the fullest extent permitted by applicable law, the Company shall indemnify any current or former, director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company for improper conduct unless and only to the extent that the court in which such action or suit was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction shall deem proper. The Company shall indemnify any present or former officer or director of the Company to the fullest extent allowed by the preceding provisions of this Section 5.2 in the event of a Change of Control, as defined in Section 5.1.

SECTION 5.3 Extension of Indemnification to Employees and Agents of the Company

Any indemnification under Sections 5.1 and 5.2 (unless ordered by a court) may be extended to current or former employees or agents of the Company or a subsidiary of the Company only as authorized by the Chief Executive Officer or by contract approved or, or by-laws, resolution or other action adopted or taken, by the Board or by the stockholders.

SECTION 5.4 Advance of Reimbursement of Expenses and Undertaking

Expenses (including attorneys’ fees) incurred by a present or former director or a present officer of the Company or any subsidiary of the Company in defending any civil or criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by Article V of these By-Laws. Such expenses (including attorneys’ fees) incurred by former officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

SECTION 5.5 Non-Exclusivity of By-Laws

The indemnification and advancement of expenses provided by or granted pursuant to the other Sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 5.6 Insurance for Indemnification

The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article V of these By-Laws.

SECTION 5.7 Definition of the Company

For purposes of this Article V, references to the Company shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

SECTION 5.8 Other Definitions

For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article V.

SECTION 5.9 Good Faith Reliance

A member of the Board, or a member of any committee designated by the Board, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1 Fiscal Year

The fiscal year of the Company shall be the calendar year.

SECTION 6.2 Corporate Seal

The Company shall have a corporate seal that shall have inscribed thereon the name of the Company, the word, “Curaçao”, and the year of its organization.

SECTION 6.3 Amendments

These By-Laws may be altered, amended or repealed at any regular or special meeting of the Board, except, however, that no provision of these By-Laws which is included in, or the substance of which is expressed in, the provisions of the Articles of Incorporation shall be so altered, amended or repealed as to be inconsistent with the Articles of Incorporation. The amendment of these By-Laws to eliminate any provisions hereof the substance of which is also contained in the Articles of Incorporation shall not be deemed to render these By-Laws inconsistent with the Articles of Incorporation or to affect in any way the corresponding provisions of the Articles of Incorporation.